Filed Pursuant to Rule
424(b)(3)
Securities Act File
No. 333-289714

STEPSTONE PRIVATE VENTURE AND GROWTH FUND
Supplement dated November 24, 2025 to the Prospectus and Statement of Additional Information (“SAI”) dated August 19, 2025 of StepStone Private Venture and Growth Fund
This supplement amends certain information in the Prospectus and SAI of StepStone Private Venture and Growth Fund (the “Fund”), dated August 19, 2025. Unless otherwise indicated, all other information included in the Prospectus and SAI that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meanings as in the Prospectus and SAI, as applicable.
As of November 1, 2025, the Fund’s classification under the Investment Company Act of 1940 changed from
“non-diversified”
to “diversified.”
Effective immediately, the following changes are made to the Fund’s Prospectus:
The first sentence in the first paragraph on the cover page of the Prospectus is deleted in its entirety and replaced with the following:
StepStone Private Venture and Growth Fund (the “Fund”) (formerly known as Conversus StepStone Private Venture and
Growth
Fund) is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified, closed-end
management investment company.
In the section of the Prospectus entitled “Summary of Prospectus,” the first sentence of the second paragraph is deleted in its entirety and replaced with the following:
StepStone Private Venture and Growth Fund is a Delaware statutory trust and is registered under the 1940 Act, as a diversified, closed-end
management investment company.
In the section of the Prospectus entitled “The Fund,” the first sentence of the first paragraph is deleted in its entirety
and replaced with the following:
The Fund is registered under the 1940 Act as a diversified,
closed-end
management investment company and was organized as a Delaware statutory trust on March 4, 2022.
In the section of the Prospectus entitled “Risk Factors – Principal Risks Related to an Investment in the Fund – Limited Operating History,” the first sentence of the first paragraph is deleted in its entirety and replaced with the following:
The Fund is a recently formed diversified,
closed-end
management investment company with limited performance history that Shareholders can use to evaluate the Fund’s investment performance.
In the section of the Prospectus entitled “Risk Factors – Principal Risks Related to an Investment in the Fund –
Closed-end
Fund; Illiquidity of Shares,” the first sentence of the first paragraph is deleted in its entirety and replaced with the following:
The Fund is a diversified,
closed-end
management investment company and designed primarily for long-term investors.
The section of the Prospectus entitled “Risk Factors – Principal Risks Related to Private Market Assets –
Non-Diversified
Status” is deleted in its entirety.

Effective immediately, the following changes are made to the Fund’s SAI:
In the section of the SAI entitled “Investment Policies, Practices and Risks,” the first sentence of the first paragraph is deleted in its entirety and replaced with the following:
The Fund is a diversified,
closed-end
management investment company.
The following is added as the penultimate paragraph of the section of the SAI entitled “Investment Policies, Practices and Risks – Other Fundamental Policies”:
The Fund is currently classified as a diversified fund under the 1940 Act. This means that the Fund may not purchase securities of an issuer (other than (i) obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities and (ii) securities of other investment companies) if, with respect to 75% of its total assets, (a) more than 5% of the Fund’s total assets would be invested in securities of that issuer or (b) the Fund would hold more than 10% of the outstanding voting securities of that issuer. With respect to the remaining 25% of its total assets, the Fund can invest more than 5% of its assets in one issuer. Under the 1940 Act, a fund cannot change its classification from diversified to non-diversified
without shareholder approval.
In the section of the SAI entitled “Investment Policies, Practices and Risks – Other Risks –
Closed-end
Fund; Liquidity Risks,” the first sentence is deleted in its entirety and replaced with the following:
The Fund is a diversified
closed-end
management investment company designed primarily for long-term investors and is not intended to be a trading vehicle.
Investors should retain this supplement for future reference.